UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington,

D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

UBS GROUP AG

(Exact name of registrant as specified in its charter)

Switzerland	[98-0186363]
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

BAHNHOFSTRASSE 45, ZURICH, SWITZERLAND, AND

AESCHENVORSTADT 1, BASEL, SWITZERLAND

(Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive offices)

UBS OMNIBUS STOCK PLAN

(Full title of the plans)

David Kelly

600 Washington Boulevard

Stamford, CT 06901

(203) 719-3000

 (Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer                   X

Accelerated filer                           ☐

Non-accelerated filer                    ☐  (Do not check if a smaller reporting company.)

Smaller reporting company            ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered[1]	Proposed maximum offering price per share[2]	Proposed maximum aggregate offering price[2]	Amount of registration fee
Ordinary Shares, CHF.10 per share	100000000	$12.115	$1,212,000,000	$146,834

1 This registration statement (“Registration Statement”) relates to 100,000,000 ordinary shares of UBS Group AG (“UBS Group” or the “Registrant”) (each ordinary share of UBS Group, a “UBS Group Share”) issuable under the UBS Omnibus Stock Plan (the “Plan”). In addition, pursuant to Rule 416(c) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers an indeterminate number of interests to be offered or sold pursuant to the Plan. This Registration Statement also covers an indeterminate number of additional Ordinary Shares that may be issued pursuant to anti-dilution and other adjustment provisions of the Plan.    2. Computed solely for the purpose of calculating the registration fee in accordance with Rules 457(h) and 457(c) under the Securities Act, based on the average of the high and low prices of the Ordinary Shares, CHF 0.10 par value per share, of UBS Group “when-issued” shares as reported on the New York Stock Exchange on March 13, 2019.

PART I.    INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

Item 1.  Plan Information

Information required by Part I to be contained in the Section 10(a) prospectus relating to the Plan is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act, and the “Note” to Part I of Form S-8. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registration Information and Employee Plan Annual Information

UBS Group will provide participants of the Plan, upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for the UBS Omnibus Plan documents should be directed to UBS Group AG (c/o Kumah Balogun), 2 Finsbury Avenue, London EC2M 2PP, United Kingdom, telephone number 44-207-568-0000 (for London) or 41-44-234-1111 (for Zurich) (ask for Group Rewards team) or by email at ubs-plan-administration@equatex.com. Requests for the documents incorporated by reference should be directed to UBS Group, Investor Relations, PO BOX, CH-8098 Zurich, Switzerland, telephone number 41-44-234-4100 or 212-882-5734.

PART II.   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of documents by reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents of the Registrant:

(a)  UBS Group AG’s Annual Report on Form 20-F for the fiscal year ended December 31, 2018, and

(b)  UBS Group AG’s Current Report on Form 6-K filed with the SEC on February 25, 2019.

All documents filed by the Registrant pursuant to Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, provided, however, that the Registrant is not incorporating by reference any information in these documents or filings that is deemed “furnished” to and not filed with the Commission, and is incorporating by reference only those Forms 6-K which specifically state that they are incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.  Interests of named experts and counsel

Not applicable.

Item 6.  Indemnification of directors and officers

Under Swiss law, directors and senior officers acting in violation of their statutory duties—whether dealing with bona fide third parties or performing any other acts on behalf of the corporation—may become liable to the corporation, its shareholders and (in bankruptcy) its creditors for damages. The directors’ liability is joint and several but only to the extent the damage is attributable to each director based on willful or negligent violation of duty. If the board of directors lawfully delegated the power to carry out day-to-day management to a different corporate body, e.g., the executive board, the board of directors is not vicariously liable for the acts of the members of the executive board. Instead the directors can be held liable for their failure to properly select, instruct or supervise the executive board members. If directors and officers enter into a transaction on behalf of the corporation with bona fide third parties in violation of their statutory duties, the transaction is nevertheless valid as long as it is not excluded by the corporation’s business purpose.

Under Swiss law, a corporation may indemnify a director or officer of the corporation against losses and expenses (unless arising from his gross negligence or willful misconduct), including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of or serving at the request of the corporation.

Because the Registrant is a Swiss company headquartered in Switzerland, many of the directors and officers of the Registrant are residents of Switzerland and not the U.S. As a result, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the U.S. federal securities laws to:

–              effect service within the U.S. upon the Registrant and the directors and officers of the Registrant located outside the U.S.,

–              enforce in U.S. courts or outside the U.S. judgments obtained against those persons in U.S. courts,

–              enforce in U.S. courts, judgments obtained against those persons in courts in jurisdictions outside the U.S., and

–              enforce against those persons in Switzerland, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the U.S. federal securities laws.

Neither the Registrant’s articles of association nor Swiss statutory law contain provisions regarding the indemnification of directors and officers.

According to general principles of Swiss employment law, an employer may, under certain circumstances, be required to indemnify an employee against losses and expenses incurred by him in the execution of his duties under the employment agreement, unless the losses and expenses arise from the employee’s gross negligence or willful misconduct.

It is the Registrant’s policy to indemnify its current or former directors and/or employees against certain losses and expenses in respect of service as a director or employee of the Registrant, one of its affiliates or another entity, which the Registrant has approved, subject to specific conditions or exclusions.  The Registrant maintains directors’ and officers’ insurance for its directors and officers.

Item 7.  Exemption from registration claimed

Not applicable.

Item 8.  Exhibits

The following exhibits are filed herewith or incorporated by reference in this Registration Statement.

Exhibit No.             Description of Exhibit

5.1                          Opinion of Bär & Karrer as to the legality of securities to be registered (filed herewith)

23.1                        Consent of Ernst & Young Ltd. (filed herewith)

24.1                        Powers of Attorney (filed herewith)

Item 9    Undertakings

The Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that (A) paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zurich, Switzerland on March 15, 2019.

UBS GROUP AG

By:   /s/ Ella Campi_________
      Name: Ella Campi
      Title:  Executive Director

By:   /s/ Kelsang Tsün ________________
      Name: Kelsang Tsün
      Title:  Managing Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title
__________*___________ Sergio P. Ermotti	Group Chief Executive Officer (principal executive officer)
__________*___________ Kirt Gardner	Group Chief Financial Officer (principal financial officer)
_________*___________ Todd Tuckner	Group Chief Accounting Officer (principal accounting officer)
__________*___________ Axel A. Weber	Chairman and Member of Board of Directors
__________*___________ Michel Demaré	Member of Board of Directors

__________*___________ David Sidwell	Member of Board of Directors
__________*___________ Jeremy Anderson	Member of Board of Directors
__________*___________ Reto Francioni	Member of Board of Directors
__________*___________ Ann. F. Godbehere	Member of Board of Directors
__________*___________ Fred Hu	Member of Board of Directors
__________*___________ Julie G. Richardson	Member of Board of Directors
__________*___________ Isabelle Romy	Member of Board of Directors
__________*___________ Robert W. Scully	Member of Board of Directors
__________*___________ Beatrice Weder di Mauro	Member of Board of Directors
__________*___________ Dieter Wemmer	Member of Board of Directors

By:         /s/ Ella Campi
Ella Campi, as attorney-in-fact

Pursuant to the requirements of Section 6(a) of the Securities Act, as amended, the Authorized Representative has duly caused this Registration Statement to be signed, solely in his capacity as the duly authorized representative of UBS Group AG in the United States, in the City of Stamford, State of Connecticut, on March 14, 2019.

By:   /s/ David Kelly____________________
      Name: David Kelly

      Title: Managing Director